Exhibit 4.5

WPX ENERGY, INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of June 9, 2021

to

Indenture

Dated as of September 8, 2014

THIS SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”), dated as of June 9, 2021, is between WPX Energy, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”).

RECITALS OF THE COMPANY

The Company has executed and delivered to the Trustee an Indenture, dated as of September 8, 2014, between the Company and the Trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 8, 2014 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of July 22, 2015 (the “Second Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of September 24, 2019 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of January 10, 2020 (the “Fifth Supplemental Indenture”), and the Sixth Supplemental Indenture, dated as of June 17, 2020 (the “Sixth Supplemental Indenture”) (the supplemental indentures, together with this Seventh Supplemental Indenture, the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”), pursuant to which the Company has issued its 8.250% Notes due 2023 (the “2023 Notes”), 5.250% Notes due 2024 (the “2024 Notes”), 5.250% Notes due 2027 (the “2027 Notes”), 5.875% Notes due 2028 (the “2028 Notes”) and 4.500% Notes due 2030 (the “2030 Notes” and, together with the 2023 Notes, the 2024 Notes, the 2027 Notes and the 2028 Notes, the “Notes”).

Section 10.02 of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or any supplemental indenture or of modifying in any manner the rights of the holders of a series of Notes with the consent of holders of a majority in aggregate principal amount of the outstanding Notes of such series, except as set forth in such Section 10.02.

The holders of at least a majority in aggregate outstanding principal amount of each series of Notes have duly consented to certain proposed amendments to the Indenture (the “Proposed Amendments”) as set forth in the Offer to Exchange and Consent Solicitation Statement, dated as of May 10, 2021 (as amended or supplemented from time to time, the “Offer to Purchase”), relating to Devon Energy Corporation’s exchange offers and consent solicitations with respect to the Notes (collectively, the “Exchange Offers and Consent Solicitations”), and the Company, in accordance with Section 10.02 of the Base Indenture, is undertaking to execute and deliver this Seventh Supplemental Indenture to effectuate the Proposed Amendments.

The Board of Directors of the Company has authorized and approved the execution and delivery of this Seventh Supplemental Indenture.

All the conditions and requirements necessary to make this Seventh Supplemental Indenture, when duly executed and delivered, a valid and legally binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

RELATION TO BASE INDENTURE; DEFINITIONS

SECTION 1.1    RELATION TO BASE INDENTURE. This Seventh Supplemental Indenture constitutes an integral part of the Indenture. The provisions set forth in this Seventh Supplemental Indenture shall be effective solely in respect of the Notes and, as set forth herein, certain series of the Notes, and not any other series of Securities under the Base Indenture.

SECTION 1.2    DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture.

ARTICLE II

AMENDMENTS AND WAIVERS

SECTION 2.1    AMENDMENTS TO THE INDENTURE. Effective and operative immediately prior to Company’s payment to the Depositary of an amount of money sufficient to pay the aggregate consideration for all Notes validly tendered and accepted pursuant to the Exchange Offers and Consent Solicitations (and the acceptance of consents of the holders representing at least a majority in aggregate principal amount of each series of Notes then outstanding) in accordance with the terms set forth in the Offer to Purchase:

i.	The Base Indenture is hereby amended to delete Section 4.07 (Limitation on Liens) in its entirety;

ii.	The Base Indenture is hereby amended to delete clauses (d), (e), (f) and (g) of Section 6.01 (Events of Default) in their entirety;

iii.	The Base Indenture is hereby amended to delete Section 11.01 (Company May Consolidate, etc., Only on Certain Terms) in its entirety;

iv.	The Base Indenture is hereby amended to replace Section 11.02 (Successor Person to be Substituted) in its entirety with the following:

“ Section 11.02. Successor Person to be Substituted. Upon any consolidation by the Company with or merger of the Company into any other Person or Persons where the Company is not the survivor, the successor Person formed by such consolidation or into which the Company is merged shall succeed to, and be substituted for, shall assume the obligations of and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; and thereafter, the predecessor Person shall be released from all obligations and covenants under this Indenture and the Securities.”;

v.

The Base Indenture is hereby amended to (i) replace “at least 30 days” in the first sentence of Section 3.02 with “at least three Business Days” and to make the corresponding change in any Global Security representing the 2027 Notes and (ii) replace “at least ten days’” in the last sentence of the second paragraph of Section 3.02 with “at least five Business Days’”;

vi.

The First Supplemental Indenture and the Second Supplemental Indenture are each hereby amended to replace “not less than 30” in Section 3.01(b) of each such Supplemental Indenture with “not less than three Business Days’” and to make the corresponding change in any Global Security representing the 2024 Notes;

vii.

The Sixth Supplemental Indenture is hereby amended to replace “at least 15” in Section 3.01(g) with “at least 3 Business Days” and to make the corresponding change in any Global Security representing the 2030 Notes and the 2028 Notes;

viii.

The First Supplemental Indenture, the Second Supplemental Indenture and the Fourth Supplemental Indenture are each hereby amended to replace “at least 35 days” in the second sentence of Section 3.02 of each such Supplemental Indenture with “at least five Business Days”; and

ix.

The Fifth Supplemental Indenture and the Sixth Supplemental Indenture are each hereby amended to replace “at least 20 days” in the second sentence of Section 3.02 of each such Supplemental Indenture with “at least five Business Days”.

ARTICLE III

MISCELLANEOUS

SECTION 3.1    RATIFICATION OF INDENTURE; SEVENTH SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects ratified, confirmed and preserved.

i.

This Seventh Supplemental Indenture shall form a part of the Indenture for all purposes and in the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Seventh Supplemental Indenture, as they relate to the Notes, then the terms and conditions of this Seventh Supplemental Indenture shall prevail;

ii.

The failure to comply with the terms of any of the sections of the Indenture deleted pursuant to Section 2.1 of this Seventh Supplemental Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

iii.

To the extent that any Global Securities representing the Notes include any of the provisions in the Indenture deleted or amended pursuant to Section 2.1 of this Seventh Supplemental Indenture, upon the effective date of this Seventh Supplemental Indenture, such provisions of such Global Securities shall be deemed deleted or amended as applicable; and

iv.

All definitions set forth in the Base Indenture or the Supplemental Indentures that relate to defined terms used solely in sections deleted by this Seventh Supplemental Indenture are hereby deleted in their entirety and all references in the Indenture to sections deleted by this Seventh Supplemental Indenture are hereby deleted in their entirety.

SECTION 3.2    GOVERNING LAW. This Seventh Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Seventh Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

SECTION 3.3    COUNTERPARTS. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.4    RECITALS. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

WPX ENERGY, INC.

By:	/s/ Alana D. Tetrick
Name: Alana D. Tetrick
Title: Vice President, Corporate Finance and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Shannon Matthews
Name: Shannon Matthews
Title: Vice President